EXHIBIT 8.1
[Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]
November 27, 2006
Compagnie Générale de Géophysique
1, rue Léon Migaux
91341 Massy Cedex
France
Ladies and Gentlemen:
     We have acted as special counsel to Compagnie Générale de Géophysique, a company incorporated under the laws of the Republic of France (“CGG”), in connection with the proposed acquisition (“Acquisition”) by CGG of Veritas DGC Inc. (“Veritas”) as described in the Registration Statement on Form F-4 (Registration No. 333-138033) filed by CGG on October 17, 2006, and amended on November 27, 2006 (the “Registration Statement”).
     The opinion set forth herein is based on the Internal Revenue Code of 1986, as amended, Treasury Department regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service, and such other authorities as we have considered relevant, all as in effect as of the date of this opinion and all of which are subject to differing interpretations or change at any time (possibly with retroactive effect). A change in the authorities or the truth, accuracy, or completeness of any of the facts, information, documents, corporate records, covenants, statements, representations, or assumptions upon which our opinion is based could affect the conclusions expressed herein. There can be no assurance, moreover, that our opinion below will be accepted by the Internal Revenue Service or, if challenged, by a court.
     Based upon and subject to the foregoing, we are of the opinion that under current United States federal income tax law, although the discussion set forth in the Registration Statement under the caption “Certain Material U.S. Federal

Compagnie Générale de Géophysique
November 27, 2006

Income Tax Consequences” does not purport to summarize all possible United States federal income tax consequences to holders of Veritas common stock to which the discussion applies, such discussion constitutes, in all material respects, a fair and accurate summary of the United States federal income tax consequences that are anticipated to be material to such holders of Veritas common stock who undertake such an exchange pursuant to the Acquisition.
     Except as set forth above, we express no other opinion. This opinion is furnished to you solely in connection with the Acquisition. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and we also consent to the use of our name in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP